Exhibit 99.1

NEWS RELEASE

Timken and United Steelworkers of America Local 1123
Agree on Proposed Contract

CANTON, Ohio, December 15, 2011. The Timken Company and the United Steelworkers (USW) Local 1123 today announced they have reached agreement on a new five-year contract to replace the existing contract, which would have expired September 2013. A ratification vote is being scheduled.

“The company and the union were able to reach a tentative agreement that would pave the way for the most significant investment in our steel operations since we built the Faircrest plant,” said Salvatore J. Miraglia, Jr., president of Timken’s Steel Group. “The expansion would position us to increase capacity, expand product range and strengthen competitiveness.”

The company announced in August that it would move forward with a $225 million investment in its Faircrest Steel Plant, pending successful discussions with the union, suppliers and government officials.

The Timken Company

Media Contact: Lorrie Paul Crum

Manager – Global Media and Strategic Communications

Mail Code: GNW-37

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471-3514

Mobile:       (330) 224-5021

lorrie.crum@timken.com

Investor Contact: Steve Tschiegg

Director – Capital Markets and Investor Relations

Mail Code: GNE-26

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471-7446

steve.tschiegg@timken.com

For Additional Information:

www.timken.com/media

www.timken.com/investors

Background information on the project is available on www.timken.com/agreement.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and power transmission products and services that help machinery perform more efficiently and reliably. With sales of $4.1 billion in 2010 and 20,000 people operating from locations in 30 countries, Timken is Where You Turn® for better performance.

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